Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use of our report dated February 11, 2005, on the audit of the consolidated financial statements of Hartman Commercial Properties REIT for the years ended December 31, 2004, 2003 and 2002 included in this Annual Report on Form 10-K.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas

March 31, 2005